June 5, 2023

Vertical Capital Income Fund

80 Arkay Drive

Hauppauge, NY 11788

Re: Registration Statement on Form N-2 (SEC File No. 811-22554)

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of a registration statement for Vertical Capital Income Fund (the "Fund") on Form N-2, including the prospectus (the "Prospectus") to register: (1) shares of beneficial interest (hereinafter "Common Stock"), (2) preferred shares (hereinafter "Preferred Stock"), (3) debt (hereinafter "Debt Securities"), and (4) subscription rights (hereinafter "Subscription Rights") of the Fund (collectively the "Securities") under the Securities Act of 1933 and amend the registration statement of the Fund under the Investment Company Act of 1940 (the "Registration Statement"). The Securities may be issued and sold or delivered from time to time for an indeterminate aggregate amount as set forth in the Registration Statement, any amendment thereto, the Prospectus and supplements to the Prospectus pursuant to Rule 415 under the Securities Act of 1933.

The Debt Securities will be issued under an indenture (the "Indenture") between the Fund and a trustee named therein (the "Trustee"). The Subscription Rights will be issued pursuant to a subscription rights agreement (the "Rights Agreement") between the Fund and a rights agent named therein.

We have examined the Registration Statement, a copy of the Fund's Certificate of Trust, the Fund's Agreement and Declaration of Trust, the Fund's By-laws (together "Organizational Documents"), the Fund's record of the various actions by the Trustees thereof, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

We have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the applicable Indenture, and Rights Agreement will be the valid and legally binding obligation of each party thereto other than the Fund. We also have assumed that, with respect to the issuance of any shares of Common Stock or Preferred Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value, if any, of such shares. In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of each of the applicable Indenture, and Rights Agreement and the Securities:

(A)	The Fund will continue to be validly existing and in good standing under the laws of Delaware; and the Indenture, and the Rights Agreement will have been duly authorized, executed and delivered by the Fund in accordance with its Organizational Documents and the laws of Delaware.
(B)	The execution, delivery, issuance and performance, as applicable, by the Fund of such Indenture and the Rights Agreement and such Securities will not constitute a breach or violation of its Organizational Documents or violate the laws of any relevant jurisdiction, further assuming there shall not have been any change in such laws affecting the validity or enforceability of such Indenture and the Rights Agreement; and such Securities).
(C)	The execution, delivery, issuance and performance, as applicable, by the Fund of the Indenture and the Rights Agreement and the Securities will not constitute a breach or default under any agreement or instrument which is binding upon the Fund and will comply with all applicable regulatory requirements.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.       The Common Stock, when (i) duly issued and sold by the Fund in accordance with the effective Registration Statement and applicable Prospectus Supplement, and (ii) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees may lawfully determine and at a price per share not less than the per share par value, if any, of the Common Stock, will be (a) legally issued, (b) fully paid, and (c) non-assessable.

2.       The Preferred Stock, when (i) duly issued and sold in accordance with the effective Registration Statement and applicable Prospectus Supplement, and (ii) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees may lawfully determine and at a price per share not less than the per share par value of the Preferred Stock, will be (a) legally issued, (b) fully paid, and (c) non-assessable.

3.       The Subscription Rights, when duly issued (i) in accordance with the effective Registration Statement, (ii) applicable Prospectus Supplement, (iii) provisions of the duly authorized, executed and delivered Subscription Agent Agreement, (iv) provisions of an applicable subscription certificate, (v) and any applicable and valid and binding subscription agreement, will be legally issued valid binding obligations of the Fund.

4.       The Debt Securities, when (i) duly executed by the Fund and authenticated by the Trustee in accordance with the provisions of the Indenture and issued and sold in accordance with the effective Registration Statement and applicable Prospectus Supplement, and (ii) delivered to the purchaser or purchasers thereof against receipt by the Fund of such lawful consideration therefor as the Board of Trustees (or a duly authorized officer of the Fund) may lawfully determine, will be valid binding obligations of the Fund.

Our opinions set forth in paragraphs 3 and 4 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

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